The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy thesesecurities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 21, 2011.

Preliminary Pricing Supplement No. J185 To the Product Supplement No. JPM-IV dated May 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 March 21, 2011
Credit Suisse AG
Structured Investments	Credit Suisse $ Return Enhanced Notes due April 9, 2012 Linked to the Performance of an Equally Weighted Basket of Four Currencies Relative to the U.S. Dollar
General
•
The notes are designed for investors who seek a return at maturity of 225% of any appreciation of an equally weighted basket of four currencies relative to the U.S. dollar. The level of the Basket will increase if the foreign currencies appreciate in value relative to the U.S. dollar. Investors should be willing to forgo interest payments and be willing to lose some or all of their investment if the Final Basket Level is less than the Initial Basket Level. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing April 9, 2012.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about March 25, 2011 (the “Pricing Date”) and are expected to settle on or about March 30, 2011. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to the performance of an equally weighted basket consisting of four currencies (each a “Basket Currency” and, together, the “Basket Currencies”) relative to the U.S. dollar. Each Basket Currency is identified in the table below, together with its Fixing Source, Fixing Time, Initial Spot Rate and Weighting:

	Basket Currency	Fixing Source	Fixing Time	Initial Spot Rate	Weighting
	Indonesian rupiah (“IDR”)	Reuters page: ABSIRFIX01	11:00 AM Singapore		1/4
	Singapore dollar (“SGD”)	Reuters page: ABSIRFIX01	11:00 AM Singapore		1/4
	South Korean won (“KRW”)	Reuters page: KFTC18	11:00 AM Seoul		1/4
	Australian dollar (“AUD”)	Reuters page: WMRSpot	4:00 PM London		1/4
Upside Participation Rate:	225%
Payment at Maturity:
At maturity, you will be entitled to receive a cash payment per $1,000 principal amount of notes that will equal $1,000 + ($1,000 + Basket Return). Any payment on the notes is subject to our ability to pay our obligations as they become due.

Basket Return:	•	If the Final Basket Level is greater than the Initial Basket Level, the Basket Return will be calculated as follows:
Upside Participation Rate ×	Final Basket Level — Initial Basket Level Initial Basket Level
•	If the Final Basket Level is less than or equal to the Initial Basket Level, the Basket Return will be calculated as follows:
Final Basket Level — Initial Basket Level Initial Basket Level	, subject to a minimum of -1.0
You will lose some or all of your investment at maturity if the Final Basket Level is less than the Initial Basket Level.
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Basket Level on the Valuation Date. The Basket Level on any trading day will be calculated as follows.
100 × [1 + (IDR Return × 1/4) + (SGD Return × 1/4) + (KRW Return × 1/4) + (AUD Return × 1/4)]
The IDR Return, SGD Return, KRW Return and the AUD Return refer to the Currency Return for the Indonesian rupiah, the Singapore dollar, the Korean won and the Australian dollar, respectively.
Currency Return:	For each Basket Currency, the performance of such Basket Currency from its Initial Spot Rate to its Final Spot Rate, divided by the Final Spot Rate, calculated as follows:
Final Spot Rate — Initial Spot Rate Final Spot Rate

This formula for calculating the Currency Return for each Basket Currency is mathematically different from other common return formulae. By dividing by the Final Spot Rate instead of the Initial Spot Rate, the Currency Return for each Basket Currency is not linear (e.g., an increase of 10% in the Final Spot Rate results in a Currency Return for such Basket Currency of 9.09% and a decrease of 10% in the Final Spot Rate results in a Currency Return for such Basket Currency of -11.11%).  If a Basket Currency appreciates relative to the U.S. dollar over the term of the notes, the Currency Return for such Basket Currency will increase at a ratio that is less than one-to-one, and this formula will prevent the Currency Return for such Basket Currency from reaching or exceeding 100% regardless of how much such Basket Currency appreciates.  If a Basket Currency depreciates relative to the U.S. dollar over the term of the notes, the Currency Return for such Basket Currency will decline at a ratio greater than one-to-one (i.e., there is some embedded downside leverage).  Additionally, although the Basket is linked to the performance of an equally weighted basket of four Basket Currencies, the Currency Return for any Basket Currency may be less than -1.0, which means that a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to your entire principal amount regardless of the performance of any other Basket Currency. Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating currency returns. Please see “Hypothetical Currency Returns” and “Selected Risk Considerations — The Method of Calculating the Currency Returns will Diminish Any Basket Currency Appreciation and Magnify Any Basket Currency Depreciation Relative to the U.S. Dollar,” “— Your Notes are Subject to an Embedded Maximum Payment at Maturity,” and “— The Currency Return for Any Basket Currency May Be Less than -1.0” in this pricing supplement for more information.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.75% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
March     , 2011

Initial Spot Rate:	The Initial Spot Rate for each Basket Currency is the Spot Rate for such Basket Currency on the Pricing Date.
Final Spot Rate:	For each Basket Currency, the Spot Rate on the Valuation Date.
Spot Rate:	On any day, the Spot Rate for a given Basket Currency is:
•
for the IDR, the IDR/USD exchange rate at approximately 11:00 a.m. Singapore time, expressed as the number of U.S. dollars per Indonesian rupiah, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen ABSIRFIX01 (or any successor page) at such time;

•
for the SGD, the SGD/USD exchange rate at approximately 11:00 a.m. Singapore time, expressed as the number of U.S. dollars per Singapore dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen ABSIRFIX01 (or any successor page) at such time;

•
for the KRW, the KRW/USD exchange rate at approximately 11:00 AM Seoul time, expressed as the number of U.S. dollars per South Korean won, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen KFTC18 (or any successor page) at such time; and

•
for the AUD, the AUD/USD exchange rate at approximately 4:00 PM London time, expressed as the number of U.S. dollars per Australian dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSpot (or any successor page) at such time.

Valuation Date:†	April 4, 2012
Maturity Date:†	April 9, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546E2X1
* Subject to adjustment as described below under “Succession Events”. In the event that the Spot Rate for any Basket Currency is not available on the Pricing Date, the Initial Spot Rate for such Basket Currency will be determined by the calculation agent on the immediately following trading day on which an Initial Spot Rate is available.
† The Valuation Date is subject to postponement in respect of each Basket Currency if such date is not a currency business day for such Basket Currency or as a result of a currency disruption event in respect of such Basket Currency and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described under “Currency disruption events” herein.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated May 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-IV dated May 22, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909005911/a2193241z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Basket from +100% to −100%. The hypothetical Payments at Maturity set forth below assume an Initial Basket Level of 100 and an Upside Participation Rate of 225%. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the notes will be based on the Final Basket Level. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Percentage Change in Basket Level	Basket Return	Payment at Maturity
190.00	90.00%	202.50%	$3,025.00
180.00	80.00%	180.00%	$2,800.00
170.00	70.00%	157.50%	$2,575.00
160.00	60.00%	135.00%	$2,350.00
150.00	50.00%	112.50%	$2,125.00
140.00	40.00%	90.00%	$1,900.00
130.00	30.00%	67.50%	$1,675.00
120.00	20.00%	45.00%	$1,450.00
115.00	15.00%	33.75%	$1,337.50
110.00	10.00%	22.50%	$1,225.00
105.00	5.00%	11.25%	$1,112.50
100.00	0.00%	0.00%	$1,000.00
95.00	−5.00%	−5.00%	$950.00
90.00	−10.00%	−10.00%	$900.00
85.00	−15.00%	−15.00%	$850.00
80.00	−20.00%	−20.00%	$800.00
70.00	−30.00%	−30.00%	$700.00
60.00	−40.00%	−40.00%	$600.00
50.00	−50.00%	−50.00%	$500.00
40.00	−60.00%	−60.00%	$400.00
30.00	−70.00%	−70.00%	$300.00
20.00	−80.00%	−80.00%	$200.00
10.00	−90.00%	−90.00%	$100.00
0.00	−100.00%	−100.00%	$0.00

The following examples illustrate how the Payment at Maturity is calculated.

Example 1: The Final Basket Level increases from the Initial Basket Level of 100 to a Final Basket Level of 130. Because the Final Basket Level is greater than the Initial Basket Level and the Basket Return of 30% multiplied by the Upside Participation Rate is 67.50%, the investor receives a payment at maturity of $1,675 per $1,000 principal amount of notes calculated as follows:

$1,000 + [$1,000 × (30% × 225%)] = $1,675

Example 2: The Final Basket Level is 100, equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Payment at Maturity equal to $1,000 per $1,000 principal amount of notes.

Example 3: The Final Basket Level decreases from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount of notes calculated as follows:

$1,000 + ($1,000 × -20%) = $800

Hypothetical Currency Return

The graph below is an illustration of how the Currency Return for each Basket Currency will be calculated for a hypothetical range of performance for a Basket Currency.  The hypothetical Currency Returns set forth below are for illustrative purposes only. The actual Currency Return for each Basket Currency will be determined based on the Initial Spot Rate and Final Spot Rate for each such Basket Currency and will be determined pursuant to the formula set forth on the cover of this pricing supplement.

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE BASKET RETURN IS POSITIVE – If the Basket Return is positive, the notes provide the opportunity to enhance returns by multiplying any appreciation of the Basket by the Upside Participation Rate of 225%. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
MULTIPLE BASKET CURRENCIES – The return on the notes, which may be positive, zero or negative, is linked to an equally weighted basket consisting of the Indonesian rupiah, the Singapore dollar, the South Korean won and the Australian dollar, each of which we refer to as a Basket Currency, relative to the U.S. dollar (the number of U.S. dollars per unit of a Basket Currency).

•
POTENTIAL ACCELERATED LOSS IF ANY BASKET CURRENCY DEPRECIATES RELATIVE TO THE U.S. DOLLAR – The Currency Return formula includes, for each Basket Currency, an embedded maximum return, an embedded variable increasing downside leverage and an embedded variable decreasing upside leverage. The embedded variable upside leverage decreases as a Currency Return increases, and the embedded variable downside leverage increases as a Currency Return decreases. Please see “Hypothetical Currency Return” and “Selected Risk Considerations — The Method of Calculating the Currency Returns Will Diminish Any Basket Currency Appreciation and Magnify Any Basket Currency Depreciation Relative to the U.S. Dollar” and “— Your Notes are Subject to an Embedded Maximum Payment at Maturity” in this pricing supplement for more information.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is less than the Initial Basket Level, you will be fully exposed to any depreciation in the Basket and the payment at maturity you will be entitled to receive will be less than the principal amount of the notes and you could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. If the Final Basket Level depreciates relative to the Initial Basket Level, you could lose all of your principal amount of notes at maturity. The return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
HEDGING AND TRADING IN THE BASKET CURRENCIES — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Currencies or instruments related to the Basket Currencies.  We or our affiliates may also trade in the Basket Currencies or instruments related to the Basket Currencies from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
THE METHOD OF CALCULATING THE  CURRENCY RETURNS WILL DIMINISH ANY BASKET CURRENCY APPRECIATION AND MAGNIFY ANY BASKET CURRENCY DEPRECIATION — The Currency Return for each Basket Currency, which is used to determine the Basket Return, is calculated by dividing the difference between the applicable Final Spot Rate and the applicable Initial Spot Rate by the applicable Final Spot Rate, rather than dividing that difference by the applicable Initial Spot Rate under the linear method for determining a currency return.  Under this calculation method, the denominator of the fraction will always be smaller for any Basket Currency that depreciates relative to the U.S. dollar and greater for any Basket Currency that appreciates relative to the U.S. dollar, as compared to the denominator that would have been used under the linear method.  As a result, any Basket Currency appreciation relative to the U.S. dollar will be diminished, while any Basket Currency depreciation relative to the U.S. dollar will be magnified.  For example, assuming the Initial Spot Rate for a Basket Currency relative to the U.S. dollar is 1.0, if such Basket Currency appreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 1.1, the applicable Currency Return will only be 9.09%; conversely, if such Basket Currency depreciates relative to the U.S. dollar by 10% such that the Final Spot Rate is 0.9, the applicable Currency Return will be -11.11%.  The embedded leverage on any appreciation in a Basket Currency, which we refer to as embedded variable decreasing upside leverage, decreases as the Currency Return increases.  The embedded leverage on any depreciation in a Basket Currency, which we refer to as embedded variable increasing downside leverage, increases as the Currency Return decreases.  In addition, the Currency Return formula includes an embedded maximum return for each Basket Currency, such that no Currency Return can equal or exceed 100%.  As a result of the embedded maximum return for each Basket Currency and because of the embedded variable decreasing upside leverage and the embedded variable increasing downside leverage, depreciation in one or more Basket Currencies may not be offset by appreciation in the other Basket Currencies, even significant appreciation.  Accordingly, your payment at maturity may be less than if you had invested in similar notes that use the linear method for calculating currency returns.  Please see “Hypothetical Currency Return” in this pricing supplement for more information.

•
YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — Because the Currency Return for each Basket Currency is expressed as (a) the Final Spot Rate minus the Initial Spot Rate divided by (b) the Final Spot Rate, your payment at maturity is subject to an embedded maximum payment at maturity.  In no event will the Currency Return for any Basket Currency equal or exceed 100%.

•
THE CURRENCY RETURN FOR ANY BASKET CURRENCY MAY BE LESS THAN -1.0— Although the Basket is linked to the performance of an equally weighted basket of four Basket Currencies, the Currency Return for any Basket Currency may be less than -1.0, which means that a decline in the Final Spot Rate of any single Basket Currency relative to its Initial Spot Rate could account for a loss of up to your entire principal amount, regardless of the performance of any other Basket Currency.

•
INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies.

•
CHANGES IN THE EXCHANGE RATES OF THE BASKET CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY OFFSET EACH OTHER — Movements in the exchange rates of the Basket Currencies relative to the U.S. dollar may not correlate with each other. At a time when the value of one or more of the Basket Currencies appreciates relative to the U.S. dollar, the value of one or more of the other Basket Currencies may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Currencies relative to the U.S. dollar may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Currencies relative to the U.S. dollar.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The relative values of the U.S. dollar and each of the Basket Currencies are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, Indonesia, Singapore, South Korea and Australia and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States, Indonesia, Singapore, South Korea and Australia.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, Indonesia, Singapore, South Korea and Australia and those of other countries important to international trade and finance.

•
LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the notes.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — Certain of the Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Emerging markets have recently undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Basket Currencies, and, consequently, the return on the notes.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time publish research reports or otherwise express opinions with respect to the Basket Currencies and these reports may or may not recommend that investors buy or hold the Basket Currencies. As a prospective purchaser of the notes, you should undertake an independent investigation of the Basket Currencies that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

•
CURRENCY DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its discretion, determine that the markets have been affected in a manner that prevents it from determining the Spot Rate for any Basket Currency in the manner described herein and calculating the amount that we are required to pay you upon maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its discretion, determines that any of these events prevents us or any of our affiliates from determining the Spot Rate for any Basket Currency on the Valuation Date, it is possible that the Valuation Date for each Basket Currency and the Maturity Date will be postponed and your return may be adversely affected. No interest or other payment will be payable as a result of such postponement.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility in the Basket Currencies and the U.S. dollar

o	the time to maturity of the notes;

o	interest and yield rates in the market generally;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Currencies and the U.S. dollar or markets generally and which may affect the exchange rates of the Basket Currencies relative to the U.S. dollar; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of each Basket Currency, as well as the Basket as a whole, based on the exchange rates obtained from Bloomberg of the Basket Currencies. The Basket graph sets forth the historical performance of the Basket from January 3, 2006 through March 18, 2011. The graph of the historical performance assumes the Basket Level on March 18, 2011 was 100 and the Basket Currency Weightings were as specified on the cover of this term sheet. The Basket Currency graphs set forth the historical performance of each Basket Currency from January 3, 2006 through March 18, 2011. As used herein, the exchange rates are expressed as the number of U.S. dollars per one unit of such Basket Currency. For each Basket Currency below, a higher exchange rate  over a period of time indicates a strengthening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a weakening of that Basket Currency relative to the U.S. dollar. The U.S. dollar-Indonesian rupiah exchange rate on March 18, 2011 was 0.000114058. The U.S. dollar-Singapore dollar exchange rate on March 18, 2011 was 0.7856. The U.S. dollar-South Korean won exchange rate on March 18, 2011 was 0.0008892. The U.S. dollar-Australian dollar exchange rate on March 18, 2011 was 0.9959. We obtained the exchange rates for the Basket Currencies from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The exchange rates published by Bloomberg for the Basket Currencies on any day including the Valuation Date may differ from the Spot Rates on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rates used to determine the Currency Returns applicable to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

The historical exchange rates of the Basket Currencies should not be taken as an indication of future performance, and no assurance can be given as to the exchange rates of the Basket Currencies relative to the U.S. dollar on the Valuation Date. We cannot give you assurance that the performance of the Basket Currencies will result in any return of your initial investment.

Historical Performance of the SGDUSD

0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0
Currency Level
Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
May-07
Jul-07
Sep-07
Nov-07
Jan-08
Mar-08
May-08
Jul-08
Sep-08
Nov-08
Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11

Source: Bloomberg

Historical Performance of the KRWUSD

0.0012
0.001
0.0008
0.0006
0.0004
0.0002
0
Currency Level
Jan-06
Mar-06
May-06
Jul-06
Sep-06
Nov-06
Jan-07
Mar-07
May-07
Jul-07
Sep-07
Nov-07
Jan-08
Mar-08
May-08
Jul-08
Sep-08
Nov-08
Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11

Source: Bloomberg

Historical Performance of the AUDUSD
(expressed as the number of U.S. dollars per one Australian dollar)

1.2
1
0.8
0.6
0.4
0.2
0
Currency Level
Jan-05
Apr-05
Jul-05
Oct-05
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11

Source: Bloomberg

Historical Performance of the Basket

120
100
80
60
40
20
0
Closing Level
Jan-05
Apr-05
Jul-05
Oct-05
Jan-06
Apr-06
Jul-06
Oct-06
Jan-07
Apr-07
Jul-07
Oct-07
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11

Source: Credit Suisse

Currency Disruption Events

A “currency disruption event” is, in respect of a Basket Currency:

(a)  a convertibility event;

(b)  a deliverability event;

(c)  a liquidity event;

(d)  a taxation event;

(e)  a discontinuity event; or

(f)  a price source disruption event,

in each case as determined by the calculation agent in its sole discretion and in the case of an event described in clause (a), (b), (c), (d) or (e) above, a determination by the calculation agent in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

“Convertibility event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      converting a Basket Currency into U.S. dollars through customary legal channels; or

(ii)      converting a an Indonesian rupiah, Singapore dollar, South Korean won or Australian dollar into U.S. dollars at a rate at least as favorable as the rate for domestic institutions located in Indonesia, Singapore, South Korea or Australia (each, a “Basket Currency Country”).

“Deliverability event” means an event that has the effect of preventing, restricting or delaying a market participant from:

(i)      delivering a Basket Currency from accounts inside the relevant Basket Currency Country to accounts outside the relevant Basket Currency Country; or

(ii)      delivering a Basket Currency between accounts inside the relevant Basket Currency Country or to a party that is a non-resident of a Basket Currency Country.

“Liquidity event” means the imposition by a Basket Currency Country (or any political subdivision or regulatory authority thereof) or the U.S. (together with the Basket Currency Countries, a “relevant country”) (or any political subdivision or regulatory authority thereof) of any capital or currency controls (such as a restriction placed on the holding of assets in or transactions through any account in such Basket Currency Country or the U.S., as applicable, by a non-resident of such Basket Currency Country or the U.S., as applicable), or the publication of any notice of an intention to do so, which the calculation agent determines in good faith and in a commercially reasonable manner is likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Taxation event” means the implementation by the applicable relevant country (or any political subdivision or regulatory authority thereof), or the publication of any notice of an intention to implement, any changes to the laws or regulations relating to foreign investment in such relevant country, as applicable (including, but not limited to, changes in tax laws and/or laws relating to capital markets and corporate ownership), which the calculation agent determines in good faith in a commercially reasonable manner are likely to materially affect an investment in the applicable Basket Currency or the U.S. dollar.

“Discontinuity event” means the pegging or de-pegging of a Basket Currency to the U.S. dollar or the controlled appreciation or devaluation by the relevant country (or any political subdivision or regulatory authority thereof) of a Basket Currency relative to the U.S. dollar, as determined by the calculation agent in good faith and in a commercially reasonable manner.

“Price source disruption event” means the non-publication or unavailability of the applicable Spot Rate for a Basket Currency relative to the U.S. dollar on the applicable Reuters page (or any substitute page) at the relevant valuation time.

If the calculation agent determines that a currency disruption event exists in respect of any Basket Currency on the Valuation Date, then the Valuation Date in respect of such Basket Currency will be postponed to the first succeeding underlying business day on which the calculation agent determines that no currency disruption event exists in respect of such Basket Currency, unless the calculation agent determines that a currency disruption event exists in respect of such Basket Currency on each of the five underlying business days immediately following the Valuation Date. In that case, (a) the fifth succeeding underlying business day after the scheduled Valuation Date will be deemed to be the Valuation Date or such Basket Currency, notwithstanding the currency disruption event, and (b) the calculation agent will determine the Final Spot Rate on that deemed Valuation Date for such Basket Currency in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the Spot Rate for such Basket Currency and any other information that it deems relevant, as of the relevant valuation time on that deemed Valuation Date for such Basket Currency (subject to the provisions described under “Succession Events” herein).

In the event that a currency disruption event exists in respect of a Basket Currency on the Valuation Date, the Maturity Date will be the fifth business day following the day on which the Final Spot Rate for such Basket Currency has been calculated.

In the event that a currency disruption event exists in respect of a Basket Currency on the Valuation Date, the Valuation Date for any Basket Currency not affected by a currency disruption event will not be affected.

A “currency business day” is a day other than a Saturday or Sunday on which (a) banking institutions in The City of New York and the principal financial center for the Reference Currency are open for dealings in foreign exchange, and (b) banking institutions in The City of New York and such principal financial center for the Reference Currency are not otherwise authorized or required by law, regulation or executive order to close.

Succession Events

A “succession event” means the occurrence of either of the following events:

(a)  a Basket Currency or the U.S. dollar is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency; or

(b)  any relevant country divides into two or more countries or economic regions, as applicable, each with a different lawful currency immediately after such event.

We refer to a Basket Currency or the U.S. dollar with respect to which a succession event has occurred as the “former currency.”

On and after the effective date of a succession event, the former currency will be deemed to be replaced with:

(i)  in the case of clause (a) above, the currency that lawfully replaces the former currency, into which the former currency is converted or redenominated, or for which the former currency is exchanged, as applicable, or

(ii)  in the case of clause (b) above, a currency selected by the calculation agent from among the lawful currencies resulting from such division that the calculation agent determines in good faith and in a commercially reasonable manner is most comparable to the former currency, taking into account the latest available quotation for the Spot Rate and any other information that it deems relevant.

We refer to the replacement currency determined as described in clause (i) or (ii) above as a “successor currency.”

Upon the occurrence of a succession event:

(x)  if the former currency is a Basket Currency, the Initial Spot Rate for the successor currency will be equal to (A) the product of the Initial Spot Rate and the official conversion rate for the former currency per one unit of successor currency (as publicly announced by a Basket Currency country) used by a Basket Currency Country to set its official exchange rate for the U.S. dollar per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by a Basket Currency Country, the product of the Spot Rate for the successor currency on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate for the former currency and the denominator of which is the Spot Rate for the former currency on the Business Day immediately preceding the effective date of such succession event; or

(y)  if the former currency is the U.S. dollar, the Initial Spot Rate will be adjusted to be equal to (A) the product of the Initial Spot Rate immediately prior to such adjustment and the official conversion rate for the successor currency per one unit of former currency (as publicly announced by the U.S.) used by the U.S. to set its official exchange rate for a Basket Currency per one unit of successor currency on the effective date of such succession event or (B) if the official conversion rate referred to in clause (A) immediately above is not publicly announced by the U.S., the product of the Spot Rate on the effective date of such succession event and a fraction, the numerator of which is the Initial Spot Rate immediately prior to such adjustment and the denominator of which is the Spot Rate (determined by reference to the Spot Rate relative to the former currency) on the underlying business day immediately preceding the effective date of such succession event.

Upon the occurrence of a succession event, the calculation agent will select in good faith and in a commercially reasonable manner a substitute Reuters page for purposes of determining the Spot Rate.

Notwithstanding the foregoing, if, as a result of a succession event, (1) in the case of a former currency that is a Basket Currency, the successor currency is the same as the U.S. dollar or, (2) in the case of a former currency that is the U.S. dollar, a Basket Currency is the same as the successor currency, in lieu of the adjustments described in the two immediately preceding paragraphs, the Spot Rate for a Basket Currency on each underlying business day occurring on and after the effective date of such succession event will be deemed to be equal to the Spot Rate on the underlying business day immediately preceding such effective date.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

In addition, Revenue Ruling 2008-1 holds that a financial instrument issued and redeemed for U.S. dollars, but providing a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  If the IRS were to characterize the securities as debt instruments denominated in a foreign currency or currencies, you would not be able to elect to treat any gain on the sale or redemption of the securities as capital gain pursuant to a Section 988 Capital Treatment Election, as defined below, which might be available if the securities were foreign currency forward contracts.  We believe that the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling.  However, future guidance extending the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.  Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the revenue ruling.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).

Your gain or loss will generally be ordinary income or loss (as the case may be) for U.S. federal income tax purposes.  However, holders of certain forward contracts, futures contracts, or option contracts generally are entitled to make a Code section 988(a)(1)(B) election (a “Section 988 Capital Treatment Election”) to treat this ordinary gain or loss as capital gain or loss.  We believe that the securities should qualify for a Section 988 Capital Treatment Election, provided the applicable conditions set forth in the regulations under Code section 988 are met.  Assuming the Section 988 Capital Treatment Election is available, if you make this election before the close of the day on which you acquire a security, all gain or loss you recognize on a sale or exchange of the security should be treated as capital gain or loss.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  A U.S. Holder must make the Section 988 Capital Treatment Election with respect to the securities it holds by clearly identifying the transaction on its books and records on the date the transaction is entered into as being subject to this election and either (a) filing the relevant statement verifying this election with such U.S. Holder’s U.S. federal income tax return or (b) otherwise obtaining independent verification as set forth in the regulations under Code section 988.  You should consult your tax advisor regarding the U.S. federal income tax considerations with respect to an investment in the securities, as well as the availability, mechanics, and consequences of a Section 988 Capital Treatment Election.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Disclosure of Reportable Transactions

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) that is required to file a U.S. income tax return must disclose their participation in certain reportable transactions to the IRS.  A reportable transaction includes a loss transaction in which a taxpayer who is an individual or trust (whether or not the loss flows through an S corporation or a partnership) claims a loss under Code section 165 of at least $50,000 in any single taxable year if the loss arises with respect to a Code section 988 transaction.  You should consult your tax adviser as to the requirement you may have to disclose your securities transaction to the IRS.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $7.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For further information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse